INVESTMENT MANAGERS SERIES TRUST

FOURTEENTH AMENDED AND RESTATED

OPERATING EXPENSES LIMITATION AGREEMENT

THIS FOURTEENTH AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is dated as of October 1, 2023, by and between INVESTMENT MANAGERS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each a “Fund”), and the investment advisor of the Funds, WCM Investment Management, LLC (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to each Fund pursuant to the terms and provisions of an Amended and Restated Investment Advisory Agreement between the Trust and the Advisor dated October 1, 2023 (the “Investment Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses of such Fund pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Trust and Advisor have previously entered into a Thirteenth Amended and Restated Operating Expenses Limitation Agreement (the “Prior Agreement”) dated July 28, 2023, pursuant to which the Advisor has limited the Operating Expenses (as defined in Paragraph 2 of this Agreement) of each Fund (or as applicable each class of each Fund set forth in Appendix A (each a “Class”)) for certain periods; and

WHEREAS, the Advisor desires to amend and restate the Prior Agreement to further limit the Operating Expenses for the WCM Developing World Equity Fund and the WCM International Equity Fund for the Expense Limitation Period (as defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises herein contained and other good and valuable considerations, the receipt of which is hereby, acknowledged, the Prior Agreement is hereby amended and restated in full as follows:

1.	Limit on Operating Expenses.

a.	The Advisor hereby agrees to limit current Operating Expenses of each Fund (or as applicable each Class of each Fund), to an annual rate, expressed as a percentage of average annual net assets, to the amounts listed in Appendix A (the “Annual Limits”) with respect to the Fund (or Class, as applicable). In the event that the current Operating Expenses for a Fund (or Class, as applicable), as accrued each month, exceed the Annual Limit, the Advisor will pay to the Fund (for the benefit of such Class, as applicable) on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due. Such payment may include waiving all or a portion of the Advisor’s investment advisory fee.

2.	Definition. For purposes of this Agreement, with respect to each Fund (and each Class of shares thereof):

a.	The term “Operating Expenses” is defined to include all expenses necessary or appropriate for the operation of the Fund (or Class, as applicable), including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement and any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-1A), professional fees related to services for collection of foreign tax reclaims, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation expenses.

b.	For each of the WCM Small Cap Growth Fund, the WCM SMID Quality Value Fund, the WCM China Quality Growth Fund, the WCM International Equity Fund, the WCM Developing World Equity Fund, the WCM Focused International Value Fund, the WCM Focused International Opportunities Fund, WCM Mid Cap Quality Value Fund, the WCM Focused Emerging Markets ex China Fund, and the WCM Quality Dividend Growth Fund, the term “Expense Limitation Period” is defined as nine (9) fiscal years and four (4) months following the Fund’s current fiscal year end, as adjusted pursuant to Paragraph 4 herein. For each of the WCM Focused International Growth Fund, the WCM Focused Emerging Markets Fund, the WCM Focused Global Growth Fund and the WCM International Small Cap Growth Fund, the term “Expense Limitation Period” is defined as the period of time commencing on the Effective Date (as defined in Paragraph 4 herein) and ending at the end of the fourth (4th) month following the Fund’s current fiscal year end, and each subsequent one (1) year period for which this Agreement automatically is renewed pursuant to Paragraph 4 herein.

3.	Reimbursement of Fees and Expenses. Except for the WCM Focused Emerging Markets Fund, WCM Focused Global Growth Fund, WCM Focused International Growth Fund, WCM International Small Cap Growth Fund, any payments to a Fund by the Advisor (with respect to a Class, as applicable) (each a “Subsidy”) pursuant to this Agreement are subject to reimbursement by the Fund (or Class, as applicable) to the Advisor for a period ending three (3) years after the date of the Subsidy, if so requested by the Advisor. With respect to the WCM Focused Emerging Markets Fund, WCM Focused Global Growth Fund, WCM Focused International Growth Fund, WCM International Small Cap Growth Fund , any payments to a Fund by the Advisor (with respect to a Class, as applicable) (each a “Subsidy”) pursuant to this Agreement are subject to reimbursement by the Fund (or Class, as applicable) to the Advisor for a period ending three (3) full fiscal years after the date of the Subsidy, if so requested by the Advisor. The reimbursement may be paid by the Fund (or Class, as applicable) if the aggregate amount of the Fund’s (or Class’) Operating Expenses for the fiscal year in which the request for reimbursement is made, taking into account the reimbursement, does not exceed the Annual Limit in place at the time of the Subsidy or the current limitation on the Fund’s (or Class’) Operating Expenses, if less. In no case will the reimbursement amount exceed the total amount of Subsidies made by the Advisor with respect to a Fund (or Class, as applicable) pursuant to this Agreement and no reimbursement will include any amounts previously reimbursed. No reimbursement may be paid prior to the Fund’s payment of current Operating Expenses. Notwithstanding anything to the contrary herein, the provisions of this Paragraph 3 shall survive the termination of this Agreement, provided that the Investment Advisory Agreement has not been terminated. In such event, the Annual Limits for purposes of this Paragraph 3 shall continue to be the amounts listed in Appendix A.

4.	Term. This Agreement shall become effective with respect to each Fund (or Class, as applicable), on the date specified in Appendix A (the “Effective Date”) and shall remain in effect through the end of the Fund’s Expense Limitation Period; provided, however, that at the end of each fiscal year during the Expense Limitation Period, the Expense Limitation Period shall be increased by an additional one-year period; and provided further that this Agreement may be sooner terminated as provided in Paragraph 5 of this Agreement.

5.	Termination. This Agreement may be terminated at any time with respect to any Fund or Class, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor. This Agreement may be terminated by the Advisor with respect to any Fund or Class, effective at the end of its then current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of any Expense Limitation Period of the Fund, subject to the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate with respect to any Fund listed in Appendix A if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for that Fund.

6.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST		WCM INVESTMENT MANAGEMENT, LLC

By:	/s/Evan Robledo	By:	/s/David Joerger
Print Name:	Evan Robledo	Print Name:	David Joerger
Title:	Assistant Treasurer	Title:	Chief Compliance Officer

Appendix A

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
WCM Focused International Growth Fund
Institutional Class	1.25%	May 31, 2011
Investor Class	1.50%	August 31, 2011
WCM Focused Emerging Markets Fund
Institutional Class	1.25%	September 1, 2020
Investor Class	1.50%	September 1, 2020
WCM Focused Global Growth Fund
Institutional Class	1.05%	September 1, 2020
Investor Class	1.30%	September 1, 2020
WCM International Small Cap Growth Fund
Institutional Class	1.25%	September 1, 2020
WCM SMID Quality Value Fund
Institutional Class	0.85%	November 30, 2022
Investor Class	1.10%	November 30, 2022
WCM Small Cap Growth Fund
Institutional Class	0.99%	July 1, 2022
Investor Class	1.24%	July 1, 2022
WCM China Quality Growth Fund
Institutional Class	1.25%	September 1, 2020
Investor Class	1.50%	September 1, 2020
WCM International Equity Fund
Institutional Class	0.85%	October 1, 2023
Investor Class	1.10%	October 1, 2023
WCM Developing World Equity Fund
Institutional Class	0.95%	October 1, 2023
Investor Class	1.20%	October 1, 2023
WCM Focused International Value Fund
Institutional Class	1.25%	September 1, 2020
Investor Class	1.50%	September 1, 2020
WCM Focused International Opportunities Fund
Institutional Class	1.25%	March 30, 2021
Investor Class	1.50%	March 30, 2021

WCM Mid Cap Quality Value Fund
Institutional Class	1.00%	July 28, 2022
Investor Class	1.25%	July 28, 2022
WCM Focused Emerging Market ex China Fund
Institutional Class	1.25%	December 29, 2022
Investor Class	1.50%	December 29, 2022
WCM Quality Dividend Growth Fund
Institutional Class	0.99%	July 28, 2023
Investor Class	1.24%	July 28, 2023